As filed with the Securities and Exchange Commission on July 7, 1999.

                                              REGISTRATION NO. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM S-8
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                        ANDREA ELECTRONICS CORPORATION
            (Exact name of registrant as specified in its charter)

               NEW YORK                              11-0482020
   (State or other jurisdiction of        (I.R.S. Employer identification No.)
   incorporation or organization)

                             45 MELVILLE PARK ROAD
                           MELVILLE, NEW YORK  11747
                   (Address of principal executive offices)
                               1998 STOCK PLAN
                           (Full title of the Plan)

                          JOHN N. ANDREA, Co-Chairman
                        Andrea Electronics Corporation
                             45 Melville Park Road
                           Melville, New York  11747
                                (516) 719-1800
          (Name, address and telephone number, including area code,
                            of agent for service)

                               with a copy to:
                             ALAN L. JAKIMO, Esq.
                               Brown & Wood LLP
                            One World Trade Center
                          New York, New York  10048
                                (212) 839-5300

                       CALCULATION OF REGISTRATION FEE

 Title of Securities    Amount to be      Proposed Maximum      Proposed Maximum         Amount of
        to be            Registered           Offering         Aggregate Offering      Registration
     Registered                           Price Per Unit/(1)/       Price/(2)/              Fee
----------------------------------------------------------------------------------------------------
  Common Stock(3)     3,000,000 shares         $14.125            $24,926,844             $6,930
----------------------------------------------------------------------------------------------------

(1) Reflects the maximum option exercise price per share under the Registrant's 1998 Stock Plan for the 3,000,000 shares covered hereby, in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended.

(2) Computed in accordance with Rules 457(h) and 457(c) promulgated under the Securities Act of 1933, as amended. Reflects the sum of (i) the aggregate of the exercise price of $14.125 for 500,000 shares of Common Stock of the Registrant subject to options granted under the 1998 Stock Plan as of June 8, 1998, (ii) the aggregate of the exercise price of $8.875 for 772,000 shares of Common Stock subject to options granted as of November 20, 1998, (iii) the aggregate of the exercise price of $6.25 for 370,000 shares of Common Stock subject to options granted as of March 23, 1999 and (iv) the average of the high and low prices of the Registrant's Common Stock on the American Stock Exchange of $6.78125 on July 2, 1999 for the remaining 1,283,000 shares of Common Stock issuable under the 1998 Stock Plan.

(3) The amount being registered represents the maximum number of shares of Common Stock that may be issued by the Registrant upon the exercise of options and other stock based awards granted or which may be granted under the 1998 Stock Plan. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, there have also been registered additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the 1998 Stock Plan.

                          EXPLANATORY NOTE

      Andrea Electronics Corporation has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register shares of common stock, par value $.50 per share, of Andrea Electronics Corporation, issuable pursuant to the 1998 Stock Plan of Andrea Electronics Corporation.


PART I --INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

  * Information required by Items 1 and 2 of Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II--INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement and are deemed to be a part hereof from the date of filing such documents by the Registrant:

     (a) The Registrant's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1998 (including information specifically incorporated by reference into the Form 10-K from the Registrant's definitive Proxy Statement for the 1999 Annual Meeting of Stockholders);

     (b) The Registrant's Quarterly Report on Form 10-Q for the three month period ended March 31, 1999;

     (c) The Registrant's Current Reports on Form 8-K, dated March 1, 1999, May 7, 1999 and June 22, 1999; and

     (d) The description of the Registrant's common stock, par value $.50 per share, contained in (i) the Registrant's registration statement filed under the Exchange Act of 1934, as amended, No. 1-4324, as declared effective on February 28, 1967, (ii) Article Third of the Registrant's Restated Certificate of Incorporation filed as
           Exhibit 3.1 to the Registrant's Current Report on Form 8-K dated November 30, 1998 and (iii) any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 722 of the Business Corporation Law of the State of New York empowers a New York corporation to indemnify any person made, or threatened to be made, a party to any action or proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that such person, such person's testator or such person's intestate is or was a director or officer of the corporation, or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding or any appeal therein, if such person acted in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise, not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. The termination of any action or proceeding by judgment, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person did not act in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise not opposed to, the best interests of the corporation, or had reasonable cause to believe that such person's conduct was unlawful.

     In the case of an action by or in the right of the corporation, Section 722 empowers a corporation to indemnify any person made or threatened to be made a party to any action in any of the capacities set forth above against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by such person in connection with the defense or settlement of such action or an appeal therein, if such person acted in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise, not opposed to, the best interests of the corporation, except that indemnification is not permitted in respect of (1) a threatened action or pending action which is settled or otherwise disposed of or (2) any claim, issue, or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Section 723 provides that a New York corporation is required to indemnify a person who has been successful, on the merits or otherwise, in the defense of an action described in Section 722.

     Section 721 provides that indemnification provided for by Section 722 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated.

     The Company's Certificate of Incorporation provides that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by Section 402(b) of the Business Corporation Law of the State of New York. In addition, the By-Laws of the Company provide in substance that, to the fullest extent permitted by New York law, each director and officer shall be indemnified by the Company against reasonable expenses, including attorneys' fees, and any liabilities which such officer may incur in connection with any action to which such officer may be made a party by reason of being or having been a director or officer of the Company. The indemnification provided by the Company's By-Laws is not deemed exclusive of or in any way to limit any other rights which any person seeking indemnification may be entitled.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.


ITEM 8.  EXHIBITS.

A.  Exhibits

Exhibit
Number         Description
--------       -----------

4.1       1998 Stock Plan of the Registrant, as amended

5.1       Opinion of Counsel

23.1      Consent of Arthur Andersen LLP

23.2      Consent of Counsel (contained in Exhibit 5.1)

24.1 Power of Attorney relating to subsequent amendments (contained in signature page)


B.   Financial Statements & Schedules

     All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission either are not required under the related instructions or the information required to be included therein has been included in the financial statements of the Company.


ITEM 9.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 7th day of July, 1999.

                                   ANDREA ELECTRONICS CORPORATION

                                   By: /s/ Douglas J. Andrea
                                   ---------------------------------
                                    Douglas J. Andrea
                                    Co-Chairman, Co-Chief Executive Officer


POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under "SIGNATURES" constitutes and appoints , John N. Andrea, Douglas J. Andrea, Christopher P. Sauvigne and Patrick D. Pilch, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Frank A.D. Andrea, Jr.    Chairman Emeritus of the Board      July 7, 1999
---------------------------      and Director
    Frank A.D. Andrea, Jr.

/s/ John N. Andrea            Co-Chairman, Co-Chief Executive     July 7, 1999
---------------------------      Officer and Director
    John N. Andrea

/s/ Douglas J. Andrea         Co-Chairman, Co-Chief Executive     July 7, 1999
---------------------------      Officer and Director
    Douglas J. Andrea

/s/ Christopher P. Sauvigne   President and Chief Operating       July 7, 1999
---------------------------      Officer
    Christopher P. Sauvigne

/s/ Patrick D. Pilch          Executive Vice President,           July 7, 1999
---------------------------     Chief Financial Officer
    Patrick D. Pilch            and Director

/s/ Richard A. Maue           Vice President, Controller          July 7, 1999
---------------------------     Treasurer and Secretary
    Richard A. Maue

/s/ Christopher Dorney        Director                            July 7, 1999
---------------------------
    Christopher Dorney

/s/ Gary A. Jones             Director                            July 7, 1999
---------------------------
    Gary A. Jones

/s/ Scott Koondel             Director                            July 7, 1999
---------------------------
    Scott Koondel

/s/ Paul M. Morris            Director                            July 5, 1999
---------------------------
    Paul M. Morris

/s/ Jack Lahav                Director                            July 7, 1999
---------------------------
    Jack Lahav

/s/ John Larkin               Director                            July 7, 1999
---------------------------
    John Larkin

                                EXHIBIT INDEX
                    (Pursuant to Item 601 of Regulation S-K)

Exhibit
Number                     Description
--------                   -----------

4.1     1998 Stock Plan of the Registrant, as amended

5.1     Opinion of Counsel

23.1    Consent of Arthur Andersen LLP

23.2    Consent of Counsel (contained in Exhibit 5.1)

24.1 Power of Attorney relating to subsequent amendments (contained in signature page)